Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

Board of Directors
Southern Missouri Bancorp, Inc
531 Vine St.
Poplar Bluff, MO 63901

Gentlemen:

              We consent to the incorporation by reference in the Registration Statements of Southern Missouri Bancorp, Inc on the Form S-8 (File No. 333-2320, effective March 16, 1996) of our report dated July 17, 2003 related to the audit of the consolidated financial statements of Southern Missouri Bancorp, Inc for the year ended June 30, 2003, which report is incorporated by reference in the Annual Report on Form 10-KSB.

/s/ Kraft, Miles & Tatum, LLC

Kraft, Miles & Tatum, LLC

Poplar Bluff, MO
September 27, 2004